Exhibit 99.1

W. P. Carey Announces First Quarter 2026 Financial Results

New York, NY – April 28, 2026 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2026.

Financial Highlights

2026 First Quarter
Net income attributable to W. P. Carey (millions)	$176.3
Diluted earnings per share	$0.80

AFFO (millions)	$288.7
AFFO per diluted share	$1.30

•Raising 2026 AFFO guidance range to between $5.16 and $5.26 per diluted share, based on higher anticipated full-year investment volume of between $1.5 billion and $2.0 billion
•First quarter cash dividend of $0.930 per share, equivalent to an annualized dividend rate of $3.72 per share

Real Estate Portfolio
•Investment volume of $682.0 million completed year to date, including $585.3 million during the first quarter and $96.7 million subsequent to quarter end
•Active capital investments and commitments of $178.8 million scheduled to be completed in the remainder of 2026
•Gross disposition proceeds of $162.6 million during the first quarter, including $75.2 million from the sale of the Company’s 11 remaining self-storage operating properties
•Contractual same-store rent growth of 2.4% year over year

Balance Sheet and Capitalization
•Equity –
◦Completed an underwritten public offering, selling 6.9 million shares of common stock subject to forward sale agreements, representing total gross proceeds of $496.8 million
◦Settled a portion of outstanding forward sale agreements for net proceeds totaling $247.1 million
◦Approximately $653.5 million of equity subject to forward sale agreements remained available for settlement at quarter end
•Debt –
◦Issued €500 million of 3.250% Senior Unsecured Notes due 2031
◦Issued €500 million of 3.750% Senior Unsecured Notes due 2035
◦Repaid €500 million of 2.250% Senior Unsecured Notes due 2026
W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 1

◦Amended senior unsecured credit facility, replacing a €215 million term loan with a new CAD$347 million term loan with an all-in rate of 3.1% at quarter end

MANAGEMENT COMMENTARY

“We’ve had a strong start to the year, backed by continued investment momentum and successful execution in the capital markets. Combined with the depth of our pipeline and the performance of our portfolio, this has enabled us to raise our full-year outlook for both investment volume and AFFO per share,” said Jason Fox, Chief Executive Officer.

“With substantial liquidity and our 2026 equity needs already addressed, we’re confident in our ability to continue deploying capital accretively. And based on the investments we’ve completed to date, our current pipeline and capital projects delivering this year, we have visibility into well over a billion dollars of investments at cap rates averaging in the mid-sevens. When coupled with our best-in-class rent escalations, we believe the strength and consistency of that growth will drive long‑term shareholder value.”

QUARTERLY FINANCIAL RESULTS

Revenues

•Revenues, including reimbursable costs, for the 2026 first quarter totaled $454.5 million, up 10.9% from $409.9 million for the 2025 first quarter.

◦Lease revenues increased due primarily to net investment activity and rent escalations.

◦Income from finance leases and loans receivable increased primarily as a result of net investment activity.

◦Operating property revenues decreased due primarily to the sale of the Company’s entire self-storage operating portfolio, comprising 63 properties sold during 2025 and 11 properties sold during the 2026 first quarter.

Net Income Attributable to W. P. Carey

•Net income attributable to W. P. Carey for the 2026 first quarter was $176.3 million, up 40.1% from $125.8 million for the 2025 first quarter, due primarily to higher gains from remeasurement of foreign debt, a lower non-cash allowance for credit loss on finance leases, higher gain on sale of real estate and the accretive impact of net investment activity, partly offset by higher impairment charges.

Adjusted Funds from Operations (AFFO)

•AFFO for the 2026 first quarter was $1.30 per diluted share, up 11.1% from $1.17 per diluted share for the 2025 first quarter, primarily reflecting the accretive impact of net investment activity, rent escalations and higher other lease-related income, partly offset by higher interest expense.

Note: Further information concerning AFFO, which is a non-GAAP supplemental performance metric, is presented in the accompanying tables and related notes.

Dividend

•On March 12, 2026, the Company reported that its Board of Directors increased its quarterly cash dividend to $0.930 per share, equivalent to an annualized dividend rate of $3.72 per share, representing a 4.5% increase compared to the 2025 first quarter. The dividend was paid on April 15, 2026 to shareholders of record as of March 31, 2026.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 2

AFFO GUIDANCE

•The Company has raised its guidance range for the 2026 full year, primarily reflecting higher expected investment volume and lower estimated potential rent loss from tenant credit events, and currently expects to report AFFO of between $5.16 and $5.26 per diluted share, based on the following key assumptions:

(i)    investment volume of between $1.5 billion and $2.0 billion, which is revised higher;

(ii)    disposition volume of between $250 million and $750 million, which is unchanged;

(iii)    total general and administrative expenses of between $103 million and $106 million, which is unchanged;

(iv)    property expenses, excluding reimbursable tenant costs, of between $56 million and $60 million, which is unchanged; and

(v)    tax expense (on an AFFO basis) of between $45 million and $49 million, which is unchanged.

Note: The Company does not provide guidance on net income. The Company only provides guidance on AFFO and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

REAL ESTATE

Investments

•Year to date, the Company completed investments totaling $682.0 million, including $585.3 million during the 2026 first quarter and $96.7 million subsequent to quarter end.

•The Company currently has nine capital investments and commitments totaling $178.8 million scheduled to be completed during 2026. In addition, the Company has two capital investments and commitments totaling $101.5 million scheduled to be completed during 2027.

Dispositions

•During the 2026 first quarter, the Company disposed of 19 properties for gross proceeds totaling $162.6 million, including the sale of the Company’s 11 remaining self-storage operating properties for gross proceeds totaling $75.2 million.

Contractual Same-Store Rent Growth

•As of March 31, 2026, contractual same-store rent growth was 2.4% year over year, on a constant currency basis.

Composition

•As of March 31, 2026, the Company’s net lease portfolio consisted of 1,703 properties, comprising 185 million square feet leased to 374 tenants, with a weighted-average lease term of 12.1 years and an occupancy rate of 98.1%. In addition, the Company owned four hotel operating properties and one student housing operating property, totaling approximately 0.5 million square feet.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 3

BALANCE SHEET AND CAPITALIZATION

Liquidity

•As of March 31, 2026, the Company had total liquidity of $2.8 billion, primarily comprising $1.9 billion of available capacity under its Senior Unsecured Credit Facility (net of amounts reserved for standby letters of credit), in addition to cash and cash equivalents and available net proceeds under unsettled forward equity sale agreements.

Forward Equity

•    As previously announced, on February 17, 2026, the Company sold 6,000,000 shares of common stock subject to forward sale agreements through an underwritten public offering, and on February 24, 2026 sold an additional 900,000 shares of common stock subject to forward sale agreements through the full exercise of the underwriters’ option to purchase additional shares, for aggregate gross proceeds totaling $496.8 million.

•    On March 31, 2026, the Company settled a portion of its outstanding forward sale agreements, issuing 3,450,000 shares of common stock for net proceeds totaling $247.1 million.

•    As of March 31, 2026, in combination with shares of common stock sold during 2025 under its ATM program subject to forward sale agreements, the Company had a total of 9,708,496 shares available for settlement under forward sale agreements, representing anticipated net proceeds totaling approximately $653.5 million.

Senior Unsecured Notes

•As previously announced, on February 24, 2026, the Company completed an underwritten public offering of €1.0 billion in aggregate principal amount of senior unsecured notes, comprising the following tranches:

◦€500 million aggregate principal amount of 3.250% Senior Unsecured Notes due October 2, 2031; and

◦€500 million aggregate principal amount of 3.750% Senior Unsecured Notes due May 10, 2035.

•On March 13, 2026, the Company used a portion of the net proceeds from the offering to repay €500 million of 2.250% Senior Unsecured Notes.

Senior Unsecured Credit Facility Amendment

•As previously announced, on March 11, 2026, the Company amended its senior unsecured credit facility, replacing the €215 million term loan that it repaid in February with a new CAD$347 million term loan of an equivalent notional amount and under the same terms, duration and extension options. Proceeds were used primarily to finance new investment activity in Canada and it has a floating interest rate of Term CORRA + 80 basis points, for an all-in rate of approximately 3.1% as of March 31, 2026.

•The amendment also improved the Company’s revolver pricing grid by 5 basis points across all levels.

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Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2026 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on April 28, 2026, and made available on the Company’s website at ir.wpcarey.com/investor-relations.

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W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 4

Live Conference Call and Audio Webcast Scheduled for Wednesday, April 29, 2026 at 11:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Wednesday, April 29, 2026 at 11:00 a.m. Eastern Time
Call-in Number: 1 (877) 465-1289 (U.S.) or +1 (201) 689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with a well-diversified portfolio of high-quality, operationally critical commercial real estate, which includes 1,703 net lease properties covering approximately 185 million square feet as of March 31, 2026. With offices in New York, London, Amsterdam and Dallas, the company remains focused on investing primarily in single-tenant industrial, warehouse and retail properties located in the U.S. and Europe, under long-term net leases with built-in rent escalations.

www.wpcarey.com

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Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “will be,” “goals,” “believe,” “project,” “expect,” “anticipate,” “intend,” “estimate,” “opportunities,” “possibility,” “strategy,” “maintain” or the negative version of these words and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Jason Fox regarding W. P. Carey’s ability to deploy capital, its current pipeline, its visibility into investment volume and cap rates, and statements about long-term shareholder value. These statements are based on the current expectations of our management, and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to fluctuating interest rates, the impact of inflation and tariffs on our tenants and us, the effects of pandemics and global outbreaks of contagious diseases, and domestic or geopolitical crises, such as terrorism, military conflict, war or the perception that hostilities may be imminent, political instability or civil unrest, or other conflict, and those additional risk factors discussed in reports that we have filed with the SEC, could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 5

Individual Investors:
W. P. Carey Inc.
1 (212) 492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com

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W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 6

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets
Investments in real estate:
Land, buildings and improvements — net lease and other	$14,624,466	$14,451,306
Land, buildings and improvements — operating properties	228,074	286,079
Net investments in finance leases and loans receivable	1,199,048	1,171,886
In-place lease intangible assets and other	2,467,240	2,466,199
Above-market rent intangible assets	658,128	668,707
Investments in real estate	19,176,956	19,044,177
Accumulated depreciation and amortization (a)	(3,573,321)	(3,578,330)
Assets held for sale, net	10,536	3,327
Net investments in real estate	15,614,171	15,469,174
Equity method investments	309,337	310,178
Cash and cash equivalents	239,266	155,329
Other assets, net	1,053,277	1,068,480
Goodwill	983,970	987,071
Total assets	$18,200,021	$17,990,232

Liabilities and Equity
Debt:
Senior unsecured notes, net	$7,415,872	$6,950,261
Unsecured term loans, net	1,174,835	1,196,366
Unsecured revolving credit facility	61,968	435,417
Non-recourse mortgages, net	101,074	140,646
Debt, net	8,753,749	8,722,690
Accounts payable, accrued expenses and other liabilities	624,424	670,038
Below-market rent and other intangible liabilities, net	98,329	104,055
Deferred income taxes	151,742	151,820
Dividends payable	211,084	207,487
Total liabilities	9,839,328	9,856,090

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 222,738,368 and 219,145,876 shares, respectively, issued and outstanding	223	219
Additional paid-in capital	12,059,559	11,830,737
Distributions in excess of accumulated earnings	(3,574,363)	(3,539,592)
Deferred compensation obligation	100,549	80,239
Accumulated other comprehensive loss	(241,286)	(253,346)
Total stockholders’ equity	8,344,682	8,118,257
Noncontrolling interests	16,011	15,885
Total equity	8,360,693	8,134,142
Total liabilities and equity	$18,200,021	$17,990,232
________
(a)Includes $2.1 billion of accumulated depreciation on buildings and improvements as of both March 31, 2026 and December 31, 2025, and $1.5 billion of accumulated amortization on lease intangibles as of both March 31, 2026 and December 31, 2025.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenues
Real Estate:
Lease revenues	$402,831	$389,154	$353,768
Income from finance leases and loans receivable	27,686	26,716	17,458
Operating property revenues	12,050	18,379	33,094
Other lease-related income	10,452	8,137	3,121
	453,019	442,386	407,441
Investment Management:
Other advisory income and reimbursements	1,000	1,076	1,067
Asset management revenue	490	1,085	1,350
	1,490	2,161	2,417
	454,509	444,547	409,858
Operating Expenses
Depreciation and amortization	136,183	145,339	129,607
Impairment charges — real estate	40,008	39,690	6,854
General and administrative	27,348	25,899	26,967
Reimbursable tenant costs	19,692	19,371	17,092
Property expenses, excluding reimbursable tenant costs	14,552	13,859	11,706
Operating property expenses	8,694	11,863	16,544
Stock-based compensation expense	7,441	8,650	9,148
Merger and other expenses	1,180	478	556
	255,098	265,149	218,474
Other Income and Expenses
Interest expense	(78,460)	(75,431)	(68,804)
Gain on sale of real estate, net	54,141	52,791	43,777
Other gains and (losses) (a)	6,791	(10,131)	(42,197)
Non-operating income (b)	4,704	2,516	7,910
Earnings from equity method investments	4,543	4,109	5,378
	(8,281)	(26,146)	(53,936)
Income before income taxes	191,130	153,252	137,448
(Provision for) benefit from income taxes	(14,634)	1,310	(11,632)
Net Income	176,496	154,562	125,816
Net (income) loss attributable to noncontrolling interests	(194)	(6,243)	8
Net Income Attributable to W. P. Carey	$176,302	$148,319	$125,824

Basic Earnings Per Share	$0.80	$0.67	$0.57
Diluted Earnings Per Share	$0.80	$0.67	$0.57
Weighted-Average Shares Outstanding
Basic	220,620,496	220,469,827	220,401,156
Diluted	221,618,296	221,169,776	220,720,310

Dividends Declared Per Share	$0.930	$0.920	$0.890
__________
(a)Amount for the three months ended March 31, 2026 primarily comprises net gains on foreign currency exchange rate movements of $15.5 million, a mark-to-market unrealized loss for our investment in shares of Lineage of $10.3 million and non-cash unrealized gains on non-hedging derivatives of $2.2 million.
(b)Amount for the three months ended March 31, 2026 comprises a dividend of $2.9 million from our investment in shares of Lineage, interest income on deposits of $2.0 million and realized losses on foreign currency exchange derivatives of $0.2 million.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 8

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net income attributable to W. P. Carey	$176,302	$148,319	$125,824
Adjustments:
Depreciation and amortization of real property	135,480	144,641	128,937
Gain on sale of real estate, net	(54,141)	(52,791)	(43,777)
Impairment charges — real estate	40,008	39,690	6,854
Proportionate share of adjustments to earnings from equity method investments (a)	2,263	2,255	1,643
Proportionate share of adjustments for noncontrolling interests (b)	(25)	5,958	(78)
Total adjustments	123,585	139,753	93,579
FFO (as defined by NAREIT) Attributable to W. P. Carey (c)	299,887	288,072	219,403
Adjustments:
Straight-line and other leasing and financing adjustments	(24,178)	(20,758)	(19,033)
Stock-based compensation	7,441	8,650	9,148
Other (gains) and losses (d)	(6,791)	10,131	42,197
Amortization of deferred financing costs	5,139	4,888	4,782
Tax expense (benefit) – deferred and other	2,727	(11,708)	(782)
Above- and below-market rent intangible lease amortization, net	2,498	941	1,123
Merger and other expenses	1,180	478	556
Other amortization and non-cash items	593	589	560
Proportionate share of adjustments to earnings from equity method investments (a)	213	(43)	(86)
Proportionate share of adjustments for noncontrolling interests (b)	(52)	(116)	(48)
Total adjustments	(11,230)	(6,948)	38,417
AFFO Attributable to W. P. Carey (c)	$288,657	$281,124	$257,820

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (c)	$299,887	$288,072	$219,403
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (c)	$1.35	$1.30	$0.99
AFFO attributable to W. P. Carey (c)	$288,657	$281,124	$257,820
AFFO attributable to W. P. Carey per diluted share (c)	$1.30	$1.27	$1.17
Diluted weighted-average shares outstanding	221,618,296	221,169,776	220,720,310

__________
(a)Equity income, including amounts that are not typically recognized for FFO and AFFO, is recognized within Earnings from equity method investments on the consolidated statements of income. This represents adjustments to equity income to reflect FFO and AFFO on a pro rata basis.
(b)Adjustments disclosed elsewhere in this reconciliation are on a consolidated basis. This adjustment reflects our FFO or AFFO on a pro rata basis.
(c)FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.
(d)Amount for the three months ended March 31, 2026 primarily comprises net gains on foreign currency exchange rate movements of $15.5 million, a mark-to-market unrealized loss for our investment in shares of Lineage of $10.3 million, and non-cash unrealized gains on non-hedging derivatives of $2.2 million.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 9

Non-GAAP Financial Disclosure

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from the sale of certain real estate, impairment charges on real estate or other assets incidental to the company’s main business, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO on the same basis.

We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and finance leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt, gains or losses on the mark-to-market fair value of equity securities, merger and acquisition expenses, spin-off expenses, and income and expenses associated with our captive insurance company. We also exclude realized and unrealized gains/losses on foreign currency exchange rate movements (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO because they are not the primary drivers in our decision-making process and excluding these items provides investors with a view of our portfolio performance over time and makes it more comparable to other REITs. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider because we believe it will help them better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency exchange rate losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, alternatives to net cash provided by operating activities computed under GAAP, or indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2026 Earnings Release 8-K – 10